Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE
(Hillsborough Avenue, Tampa, FL)

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made and entered into by and between JEFFREY I. WOOLEY, an individual (“Seller”) and ASBURY AUTOMOTIVE TAMPA, L.P., a Delaware limited partnership (“Purchaser”), and is effective as of the Effective Date (as defined in Section 1.2 below)

R E C I T A L S:

A.Seller is the owner of the Property (as defined in Section 1.2 below).

B.Seller is leasing the property to Purchaser pursuant to the Existing Lease (as defined in Section 1.2 below).

C.Hyundai, Nissan and Smart dealerships are currently operated on the Property by affiliates of Purchaser pursuant to subleases with Purchaser.

D.Seller desires to sell the Property to Purchaser, and Purchaser desires to purchase the Property from Seller, on and subject to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants set out in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE 1	: RECITALS AND DEFINITIONS

1.1Recitals. The Recitals set out above are true and correct and are a part of this Agreement.

1.2Certain Definitions. When used in this Agreement, the following terms shall have the respective meanings set out below:

Articles:	The numbered articles of this Agreement, such as this Article 1. All references in this Agreement to Articles shall, unless otherwise indicated, refer to the Articles within this Agreement.
Broker:	None.
Closing:	The consummation of the purchase and sale contemplated by this Agreement by the deliveries required by Article 9.
Closing Date:
 December 30, 2010, or January 5, 2011, if such later date is elected by Seller by written notice to Purchaser given prior to December 24, 2010. The Closing Date is subject to extension as provided for in Section 7.3 (Extension of Closing Date) and in Section 8.3 (Adamo Drive Lease).

County:	Hillsborough County, Florida.
Effective Date:	The day that Agreement is executed by the last of Seller and Purchaser (including the initialing of any changes made after the execution by the first of Seller and Purchaser).
Existing Lease:
The First Amended and Restated Lease Agreement made and effective the 17th day of September 1998, as amended by First Amendment to First Amended and Restated Lease Agreement dated June 20, 2003, pursuant to which Purchaser is leasing the Property from Seller.

Improvements:
All buildings and all other improvements located upon the Land, together with all of the base building systems and fixtures related thereto (and all replacements or additions thereto between the Effective Date and the Closing Date).

Land:
The approximately 15.85 acres of land located south-west of the intersection of Hillsborough Avenue and Dale Mabry Highway in Hillsborough County, Florida and legally described on Exhibit A of this Agreement. Seller does not warrant the area of the Land.

Property:
The Land and the Improvements, together with all privileges, rights, easements, hereditaments, and appurtenances, including, but not limited to: (i) appurtenant easement, use, and development rights; (ii) all right, title and interest in and to any streets, alleys, passages and other rights-of-way included therein or adjacent thereto (before or after the vacation thereof); (iii) all shrubs, trees, plants and other landscaping on the Land; and (iv) all oil, gas, water and mineral rights owned by Seller.

Public Records:	The official public records of the County.
Purchase Price:	The consideration payable by Purchaser to Seller for the Property, as provided for in Article 2.
Section(s):	The numbered sections and subsections of this Agreement, such as this Section 1.1. All references herein to Sections shall, unless otherwise indicated, refer to the Sections within this Agreement.
Tangible Personal Property:
All fixtures, equipment and other tangible personal property, if any, belonging to Seller and situated on or in the Property; excluding, however, Seller's furniture, furnishings and personal effects located within Seller's Office, which Seller will continue to be entitled to occupy pursuant to the Executive Office Lease described in Section 5.3.

Title Insurer:	Old Republic National Title Insurance Company

ARTICLE 2	: PURCHASE AND SALE AND PURCHASE PRICE

2.1Purchase and Sale. Subject to the conditions and on the terms contained in this Agreement, on the Closing Date, Seller shall convey fee simple title to the Property to Purchaser (or a permitted assignee of Purchaser), subject only to the Permitted Title Exceptions (as defined in Article 3 below).

2.2Purchase Price. The Purchase Price is Sixteen Million Eight Hundred and Five Thousand

Dollars ($16,805,000.00).

2.3Payment of Purchase Price. On the Closing Date, Purchaser shall pay the Purchase Price, as adjusted by the prorations and credits provided for by this Agreement, by cashier's check or wire transfer to the Title Insurer, as contemplated by Article 9.

ARTICLE 3	: TITLE AND SURVEY

3.1Title Commitment and Survey. Prior to the Effective Date, Purchaser has obtained a Title Commitment from the Title Insurer for issuance of an ALTA owner's title insurance policy insuring Purchaser's title to the Property in the full amount of the Purchase Price (the “Title Commitment”) and a Survey of the Property (the “Survey”). A copy of the Title Commitment and the Survey have been provided to Seller.

3.2Permitted Title Exceptions. Purchaser and Seller have agreed that the Property will be conveyed and accepted subject only to the title exceptions set out on Exhibit B (the “Permitted Title Exceptions”).

3.3Title Policy. Purchaser agrees to accept title to the Property at Closing subject to the Permitted Title Exceptions. It shall be a condition to Closing that Purchaser be able to obtain an unconditional commitment for the issuance of an ALTA owner's title insurance policy (the “Title Policy”) issued in accordance with the Title Commitment by the Title Insurer, insuring that Purchaser is vested with good and marketable fee simple title to the Property, subject to no exceptions except the Permitted Title Exceptions. Seller will deliver to the Title Insurer, at or prior to the Closing Date, such documentation as may be reasonably required by the Title Insurer to satisfy the requirements for the issuance of the Title Policy as they relate to the owner or seller of the Property.

3.4Transactions Affecting Property. From the Effective Date through the Closing, Seller shall not, without Purchaser's prior written consent, do, allow, or agree to do any of the following: (i) sell, encumber or grant any interest in or place or cause to be placed any restriction on the Property or any part thereof; (ii) waive, release or transfer any right or privilege appurtenant to the Property; (iii) take any action that would impair Purchaser's interest under this Agreement or in or to the Property or which will prevent Seller's or Purchaser's full performance of its obligations under this Agreement; or (iv) take any action which violates the Existing Lease.

ARTICLE 4	: POSSESSION, PRORATIONS AND EXPENSES

4.1Possession of Property. Except to the extent of one of more subtenants of Purchaser in possession, Purchaser currently has possession of the Property pursuant to the Existing Lease.

4.2Prorations. Under the Existing Lease, Purchaser is responsible for all real estate taxes, assessments and other items of expense and is entitled to any sublease rents and other items of income in connection with the Property, therefore, there will be no prorations at Closing, except as provided for in Section 4.3 (Rent Proration).

4.3Rent Proration. Rents under the Existing Lease will be prorated as of Closing, with all days prior to the actual date of Closing allocated to Seller and all days from and including the date of Closing allocated to Purchaser.

4.4Purchaser's Closing Expenses. Purchaser shall pay (i) the fees, costs and expenses incurred in connection with Purchaser's due diligence inspections and investigations; (ii) the fees, costs and expenses of Purchaser's designated representatives and attorneys, except as prescribed in Section 10.4; (iii) all costs and expenses relating to or in connection with any financing of the purchase of the Property by Purchaser; (iv) the cost of the Survey; (v) one-half of the search fees and premiums for the Title Commitment and Title Policy; and (vi) one-half of all documentary stamp taxes, local surtaxes and any other transfer taxes and fees due with respect to the conveyance of the Property and the recordation of the conveyance deed.

4.5Seller's Closing Expenses. Seller shall pay (i) the fees, costs and expenses of the Seller's designated representatives and attorneys, except as prescribed in Section 10.4; (ii) one-half of the search fees and premiums for the Title Commitment and Title Policy; and (iii) one-half of all documentary stamp taxes, local surtaxes and any other transfer taxes and fees due with respect to the conveyance of the Property and the recordation of the conveyance deed.

4.6Billboard Lease. The Property is subject to a billboard lease entitled 3M Lease Renewal Agreement (the “Billboard Lease”). Seller represents and warrants that the Billboard Lease remains in effect as originally entered into by Seller's predecessor in title Margol Properties and has never been amended or modified by Seller and that to the best of Seller's actual knowledge (as defined in Section 6.2), the current extension term expires in March 31, 2011. The Base Rental under the Billboard Lease will be prorated as of Closing, with all days prior to the actual date of Closing allocated to Seller and all days from and including the date of Closing allocated to Purchaser. Any Base Rent or Percentage Rent for the period prior to the Closing was collected or may be collected by Seller and is the property of Seller; except that Purchaser shall be entitled to collect and retain the entire Percentage Rental for the current year under the Billboard Lease. If either Purchaser or Seller receives any sums under the Billboard Lease belonging to the other hereunder, the receiving party will remit such sums to the entitled party within ten (10) days of receipt thereof, which obligation shall survive Closing.

ARTICLE 5	: EXISTING LEASE AND EXISTING OFFICE}

5.1Continuing Obligations. Except as expressly provided for herein, nothing in this Agreement is intended to alter the Existing Lease or any of the Purchaser's or Seller's rights or obligations thereunder. The termination of this Agreement, for any reason, shall have no effect on the Existing Lease which shall continue in full force and effect.

5.2Security Deposit. A Security Deposit in the amount of Eighty-Eight Thousand Dollars ($88,000) is being held by Seller (as “Landlord”) under the Existing Lease. Concurrently with Closing, the Existing Lease is to be terminated by the Lease Termination Agreement provided for in Article 9 and the Security Deposit will be refunded to Purchaser or credited against the Purchase Price as part of the Closing.

5.3Lease of Existing Office. Seller currently occupies a single executive office within the Improvements (“Seller's Office”). At Closing, Purchaser and Seller will enter into a lease in the form attached to this Agreement as Exhibit C (the “Executive Office Lease”) providing for Seller's continued use of Seller's Office on and in accordance with the terms and conditions of the Executive Office Lease.

ARTICLE 6	: REPRESENTATIONS AND WARRANTIES

6.1Representations and Warranties of Purchaser. To induce Seller to execute, deliver and perform this Agreement, Purchaser hereby represents and warrants to Seller on and as of the Effective Date as follows:

(a)Accuracy of Representations. All representations and warranties of Purchaser appearing in the other Articles and Sections of this Agreement are true, correct and complete in all material respects.

(b)Authorization. Subject to Section 8.2 (Board Approval), Purchaser has full capacity, right, power, and authority to execute, deliver and perform this Agreement and all documents to be executed by Purchaser pursuant hereto, and all required actions and approvals therefor have been duly taken and obtained. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser's behalf and to bind Purchaser thereto. This Agreement and all other documents to be executed pursuant hereto by Purchaser are and shall be binding upon and enforceable against Purchaser.

6.2Representations and Warranties of Seller. To induce Purchaser to execute, deliver and perform this Agreement, Seller hereby represents and warrants to Purchaser on and as of the Effective Date as follows:

(a)Accuracy of Representations. All representations and warranties of Seller appearing in the other Articles and Sections of this Agreement are true, correct and complete in all material respects.

(b)Authorization. Seller has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Seller pursuant hereto, and all required action and approvals therefor have been duly taken and obtained. This Agreement and all documents to be executed pursuant hereto by Seller are and shall be binding upon and enforceable against Seller.

(c)Title. To the best of Seller's actual knowledge, Seller owns undisputed marketable fee simple title to the Property free of all liens and encumbrances, except for the Existing Lease and matters recorded in the Public Records.

(d)No Knowledge of Certain Events. Seller has received no written notice of and to the best of Seller's actual knowledge (other than as may have been disclosed in writing to Purchaser) there exists no (i) contemplated change in the zoning or land use plan category of the Property or any lands adjoining the Property; (ii) contemplated condemnation or widening, change in grade or limitation of use impacting any roadway adjoining the Property, (iii) contemplated special assessment against the Property, or (iv) violation of law, regulation, permit, court order or other legal requirement with respect to the Property, or any pending or contemplated enforcement action alleging any such violation.

(e)No Other Rights of Acquisition. Other than pursuant to this Agreement, there is no outstanding right or option to lease or acquire the Property or any part thereof granted by Seller.

(f)No Binding Documents. Other than as recorded in the Public Records, there are no agreements entered into by Seller which will bind Purchaser or the Property after Closing.
The representations and warranties of Seller are subject to those matters disclosed in Seller's October 21, 2010 letter to Purchaser (the “Disclosure Letter”), which relates to both the Property and the Adamo Drive Property (as defined in Section 8.3). A copy of the Disclosure Letter is attached to this Agreement as Attachment #1.
As used in this Agreement the term “to the best of Seller's actual knowledge” means only the actual knowledge and current recollection of the Seller at the time the representation and warranty is made, and does not imply any investigation of the underlying facts. Purchaser acknowledges that (i) Purchaser not Seller is in possession of the Property, (ii) as a result of not having possession, Seller's knowledge of the Property is limited, and (iii) Seller has not undertaken any special investigation or review in connection with giving the foregoing representations and warranties.
Seller agrees to promptly notify Purchaser if it becomes aware of any transaction or occurrence prior to the Closing which would make any of the representations or warranties set in this Section untrue in any material respect and, except to the extent of such notification, the representations and warranties in this Section shall be deemed to be recertified by Seller on (and shall survive) the Closing Date.
6.3Sales Taxes Under Existing Lease. Under the Existing Lease Purchaser (as Tenant) has remitted to Seller (as Landlord) the sales taxes due in connection with the rental paid under the Existing Lease. In accordance with applicable laws and regulations, after Closing, Seller shall file a final return relative to the Existing Lease and pay any sales taxes (and any interest or penalties assessed in connection therewith) due pursuant to Florida Statutes, Section 212.031 relative to the Existing Lease; provided that Seller's obligation to pay the sales taxes is conditioned upon having actually received the sales tax from Purchaser under the Existing Lease. Seller shall indemnify, defend and hold Purchaser harmless from and against any claim and related costs and expenses (including attorneys fees) arising out of Seller's failure to remit any sales tax actually received from Purchaser to the State of Florida as required by applicable laws and regulations.

6.4Property Is Being Sold On An “AS IS” Basis. Purchaser acknowledges and agrees that the sale of the Property to Purchaser is being made on an “as is” basis, without any representation or warranty of any kind or nature, except for the representations and warranties expressly set out in this Agreement or in the Closing documents. Purchaser's acknowledges that it has had an adequate opportunity to independently investigate the Property and to determine that the Property is, in all respects, acceptable to Purchaser.

6.5Seller Deliveries. Seller shall deliver to Purchaser such documents, materials and other information relative to the Property (or any part thereof) as Purchaser may reasonably request, within five (5) days of a written request. The delivery requirement under this Section is limited to documents, materials and other information to the extent within Seller's or its agent's possession or control. Any documents, materials or other information delivered hereunder will be delivered without any representation or warranty of any kind, including as to their accuracy or completeness; provided that Seller shall notify Purchaser, concurrently with any such delivery, of any inaccuracy or other defect in any item delivered of which Purchaser has actual knowledge.

ARTICLE 7	: CONDEMNATION AND CASUALTY

7.1Condemnation. If, after the Effective Date and prior to the Closing Date, all or any portion of the Property is taken by exercise of the power of eminent domain (or deed in lieu thereof) or any proceedings are instituted or threatened to effect such a taking (each, a “Taking Event”), this Agreement will not be affected thereby, but in such an event Seller shall assign (or pay, to the extent actually received) to Purchaser at Closing all condemnation awards or claims arising out of the Taking Event as they relate to the Property.

7.2Damage or Destruction. If, after the Effective Date and prior to the Closing Date, all or any portion of the Property shall be damaged by one or more incidents of vandalism, the elements, fire or other casualty (a “Casualty Event”), this Agreement will not be affected thereby, but in such an event, Seller shall assign and/or pay to Purchaser at Closing all insurance proceeds (and other related claims, if any) collected, claimed or recoverable by Seller with respect to the damage.

7.3Extension of Closing Date. In the event of a Taking Event or Casualty Event, Purchaser may, by notice to Seller, extend the Closing Date by up to ten (10) business days.

ARTICLE 8	: PURCHASER'S CONTINGENCIES

8.1Due Diligence Contingency. Purchaser acknowledges that it has completed its general due diligence review of the Property prior to the Effective Date and waives any further general due diligence contingency.

8.2Board Approval. The final approval of the Board of Director of Asbury Automotive Group, Inc., of this Agreement (the “Board Approval”) is a condition precedent to the obligation of the Purchaser to consummate the Closing. The granting or denying of the Board Approval shall be in the sole discretion of the Board of Directors. In the event the Board Approval is not obtained on or before the Closing Date, Purchaser may terminate this Agreement by written notice to Seller.

8.3Adamo Drive Lease. Purchaser and Seller are in the process of negotiating an amended and restated or replacement lease (the “Adamo Lease”) for other property leased by Purchaser from Seller located on Adamo Drive, in Hillsborough County, Florida and operated as a Toyota dealership (the “Adamo Drive Property”). The terms of the Adamo Lease must be acceptable and agreed upon by both Purchaser and Seller. The agreement upon and the full execution of the Adamo Lease is a condition precedent to the obligation of Purchaser to consummate the Closing. In the event the Adamo Lease is not agreed upon and fully executed and delivered on or before the Closing Date, either Purchaser or Seller may extend the Closing Date for up to an additional thirty (30) days to provide additional time to finalize the Adamo Lease. In the event the Adamo Lease is not agreed upon and fully executed and delivered on or before the Closing Date (as it may have been extended by the preceding sentence), Purchaser may, by written notice to Seller, terminate this Agreement.

ARTICLE 9	: CLOSING

9.1Closing. The transaction contemplated hereby shall close on the Closing Date, with all documents and funds delivered to the offices of the Title Insurer on or before the Closing Date. The Closing shall be accomplished though an escrow established with the Title Insurer.

9.2Seller's Deliveries. On the Closing Date, Seller shall deliver to the Title Insurer, in exchange for Purchaser's deliveries provided for below, the following:

(a)Seller's special warranty deed (the “Deed”) in a form sufficient to convey title to the Property under Florida law, which will described the Property by both the legal descriptions of the constituent parcels making up the Property and by an overall legal description (as to any contiguous parcels), both to be reflected on the Survey (the conveyance will be subject only to the Permitted Title Exceptions);

(b)Seller's “FIRPTA” certificate, in the form provided for by Section 1445 of the Internal Revenue Code;

(c)A Title Affidavit in a form which is acceptable to the Title Insurer to remove the gap, mechanics liens and parties in possession general exceptions from the Title Policy;

(d)Seller's Quitclaim Bill of Sale conveying the Tangible Personal Property, if any, to Purchaser in an “as is”, “where is”, “with all faults” condition;

(e)A lease termination agreement (in recordable form) terminating the Existing Lease and all of the parties rights, liabilities and obligations thereunder as of the date of Closing (the “Lease Termination Agreement”);

(f)A counterpart of the Executive Office Lease;
(g)A recertification, as of the Closing Date, of Seller's representations and warranties set out in Section 6.2;

(h)A counterpart of a closing statement setting out the Purchase Price, adjustments and prorations thereto, and the agreed upon disbursements of the Closing proceeds (the “Closing Statement”); and

(i)Such other documents, instruments, certifications and confirmations as may be required by this Agreement or otherwise reasonably required to fully effect and consummate the transactions contemplated by this Agreement.

9.3Purchaser's Deliveries. On the Closing Date, Purchaser shall deliver to the Title Insurer, in exchange for Seller's deliveries provided for above, the following:
(a)The Purchase Price, subject to the prorations and credits provided for by this Agreement;

(b)A counterpart of the Lease Termination Agreement;

(c)A counterpart of the Closing Statement;

(d)A counterpart of the Executive Office Lease; and

(e)Such other documents, instruments, certifications and confirmations as may be required by this Agreement or otherwise reasonably required to fully effect and consummate the transactions contemplated by this Agreement.

9.4Approval of Closing Documents. All Closing documents to be furnished by Seller or Purchaser pursuant to this Agreement shall be duly executed, witnessed and notarized as required, and otherwise in a form reasonably satisfactory to Purchaser, Seller and, to the extent within the scope of its responsibility, the Title Insurer. Purchaser shall be responsible to have its counsel prepare initial drafts of all the Closing documents for review by Seller's counsel at least ten (10) days in advance of the Closing Date.

9.5Concurrent Transactions. All transactions required to be consummated and all deliveries to be made concurrently with Closing shall be consummated and made simultaneously, with the disbursements of all documents and funds from escrow being simultaneous upon the satisfaction of all conditions for Closing.

ARTICLE 10	: DEFAULT

10.1Purchaser's Remedies. If Seller defaults in its obligation to consummate the Closing in accordance with the terms of this Agreement, Purchaser may, by notice to Seller, elect at any time thereafter to (i) terminate this Agreement or (ii) pursue specific enforcement of this Agreement. Purchaser acknowledges that the limitation of remedies contained in this Section is a material consideration for Seller entering into this Agreement and is a reasonable negotiated provision between sophisticated parties.

10.2Seller's Remedies. If Purchaser defaults in its obligation to consummate the Closing in accordance with the terms of this Agreement, Purchaser may, by notice to Seller, elect at any time thereafter to terminate this Agreement and receive an amount equal to Fifty Thousand Dollars ($50,000) as agreed upon and negotiated full and liquidated damages (the “Termination Damages”). The Termination Damages shall be paid by Purchaser to Seller within ten (10) days of any such termination as a result of Purchaser's default. Seller acknowledges that the limitation of remedies contained in this Section is a material consideration for Purchaser entering into this Agreement and is a reasonable negotiated provision between sophisticated parties.

10.3Other Remedies. The remedies set out above (together with the right to recover attorneys' fees as provided for below) are the exclusive remedies of the parties in connection with any default of either party in their respective obligations to consummate the Closing in accordance with the terms of this Agreement. As to other defaults or to enforce other provisions of this Agreement, the parties shall have all rights and remedies provided for under Florida law.

10.4Attorneys' Fees. In any litigation or arbitration between Purchaser and Seller arising out of this Agreement, the prevailing party shall be entitled to recover all reasonable attorneys' fees expended or incurred in connection therewith. The terms and provisions of this Section shall survive Closing or any termination of this Agreement.

10.5No Termination of Existing Lease. As provided for in Section 5.1, the termination of this Agreement shall have no impact on the Existing Lease.

ARTICLE 11	: BROKERAGE

11.1Brokerage Representation. Seller and Purchaser each hereby represent to the other that they have not dealt with any broker or finder with respect to the transactions contemplated by this Agreement.

11.2Indemnity. Seller hereby agrees to indemnify, defend and hold harmless Purchaser from and against any claim (and any associated costs and expenses, including attorneys' fees) for a brokerage commission or finder's fee asserted by any person, firm or corporation claiming to have been engaged by Seller. Purchaser hereby agrees to indemnify, defend and hold harmless Seller from and against any claim (and any associated costs and expenses, including attorneys' fees) for brokerage commission or finder's fee asserted by any person, firm or corporation claiming to have been engaged by Purchaser.

ARTICLE 12	: NOTICES

12.1Notices. Any notice, demand, request, consent, approval or other communication (“Notice”) under this Agreement shall be given in writing and directed as follows:

If to Seller:	Jeffrey I. Wooley 3800 West Hillsborough Avenue Tampa, Florida 33614 Telephone:(813) 865-8000 Mobile:(813) 240-4046 Facsimile:(813) 874-2338
with a simultaneous copy to Seller's Counsel:	Foley & Lardner LLP 100 North Tampa Street Suite 2700 Tampa, Florida 33602-5810 Attention:Walter C. Little Telephone:(813) 225-4161 E-Mail:wlittle@foley.com Facsimile:(813) 221-4210
If to Purchaser:	Asbury Automotive Tampa, L.P. 2905 Premiere Parkway, NW, Suite 300 Duluth, GA 30097 Attention:George Karolis Telephone:(770) 418-8200 E-Mail:gkarolis@asburyauto.com Facsimile:(678) 550-9054 with simultaneous copies to and to Purchaser's Counsel:

Asbury Automotive Group, Inc.
Vice President & General Counsel
2905 Premiere Parkway, NW, Suite 300
Attention:Elizabeth B. Chandler
Telephone:(770) 418-8200
E-Mail:echandler@asburyauto.com
Facsimile:(678) 550-9054

D2 Law Group P.L.
3239 Henderson Boulevard,
Second Floor
Tampa, Florida 33609
Attention:John T. Diamandis
Telephone:(813) 876-3203
E-Mail:jdiamandis@d2lawgroup.com
Facsimile:(813) 876-3253

12.2Method of Notice. All Notices shall be (i) personally delivered, with a receipt confirming the date and time of delivery; (ii) delivered by a nationally recognized delivery service (e.g., FedEx, USPS, or UPS), using a method that allows confirmation of delivery; or (iii) delivered by certified or registered mail, return receipt requested. Notices shall be deemed given when received or refused by the addressee, or on the date delivery was attempted, if undeliverable as a result of an incorrect address given by the party or a failure to provide an updated address. Notices on behalf of a party sent by its counsel, shall be sufficient as notice from the party itself under this Agreement.

12.3Change of Address. A party may change its address for receipt of Notices by service of a Notice of the change to the other party in accordance with this Article.

ARTICLE 13	: NO THIRD PARTY BENEFITS AND ASSIGNMENT

13.1No Third Party Benefits and Assignment. This Agreement is for the sole and exclusive benefit of the Purchaser and Seller and their respective successors and assigns, and no other third party is intended to or shall have any rights under this Agreement. The obligations of Seller hereunder shall be binding upon Seller's estate and legal and personal representatives.

13.2Assignment by Purchaser. Purchaser may, without Seller's consent, assign its rights under this Agreement to an affiliate. Any other assignment shall be permitted only upon receipt of the prior written consent of the Seller. For purposes of this Section, an “affiliate” of a person or entity means another person or entity which (directly or indirectly) controls, is controlled by, or is under common control with such person or entity and the term “control” means the power to control (or to elect or appoint the people who control) the policies and major operational decisions of an entity, as a result of a direct or indirect ownership interest in the entity. Control shall be assumed in the case of ownership (directly or indirectly) of a majority of either the total voting interest in the subject entity or an entity which controls (directly or indirectly) the subject entity.

13.3No Release of Liability. In the event of any assignment of this Agreement by Purchaser, the assignor shall remain liable for the performance of the obligations of Purchaser under this Agreement.

ARTICLE 14	: INTERPRETATION

14.1Interpretation.

(a)Headings. The headings and captions of the Articles, Sections and paragraphs of this Agreement are inserted for convenient reference only and are not intended to expand, limit or otherwise affect the interpretation of the Articles, Sections or paragraphs to which they apply.

(b)Entire Agreement. This Agreement (which includes any attached Exhibits and Attachments) contains the entire agreement and understanding of the parties with respect to the subject matter hereof. Any prior agreements or understandings are superseded by and merged into this Agreement.

(c)Amendments and Waivers. This Agreement may not be amended, modified or discharged except by an instrument in writing signed by both Purchaser and Seller, nor may any terms of this Agreement be waived except by an instrument in writing signed by the party to be bound thereby.

(d)Further Assurances. The parties each agree to do, execute, acknowledge and deliver all such further acts, instruments and assurances and to take all such further action before or after the Closing (for a period of ninety days following the Closing Date) as shall be reasonably necessary to fully carry out this Agreement and to fully consummate and effect the transactions contemplated by this Agreement.

(e)Counterparts. This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties authorize signature pages to be detached from identical counterparts and all attached to one counterpart to form a single integrated document.

(f)Partial Invalidity. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstances shall, to any extent, be declared invalid or unenforceable,

the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law. Notwithstanding the foregoing, if the limitation on Seller's remedies set out in this Section 10.2 is found to be invalid or unenforceable by a court of competent jurisdiction, such finding shall be deemed to void this Agreement in its entirety ab initio.

(g)Time Period. Whenever under the terms of this Agreement the expiration of a period or the time for performance of a covenant or condition falls on a Saturday, Sunday or other non-business day, such period or time for performance shall be extended to the next business day. Otherwise all references herein to “days” shall mean calendar days and all references herein to “business days” shall mean any day other than Saturday, Sunday and legal holidays.

(h)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to any applicable conflict of laws principles.

(i)Time of the Essence. Time is of the essence of this Agreement.

(j)Notice of Default and Cure Period. Unless otherwise expressly provided for under this Agreement, neither Seller nor Purchaser shall avail itself of any remedy granted to it under this Agreement based upon an alleged default of the other party, unless and until written notice of the alleged default, in reasonable detail, has been delivered to the defaulting party by the nondefaulting party (a “Default Notice”) and the alleged default has not been cured on or before the end of the fifth (5th) business day following delivery of the Default Notice.

(k)Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that this is a negotiated agreement between sophisticated parties and should be interpreted consistent with its terms and clear intent and not more strictly against either party.

(l)Attorneys' Fees. Any reference to “attorneys' fees” in this Agreement shall be deemed to include all attorney and paralegal fees and related costs and expenses incurred in preparation for or in connection with pre-trial, trial, appellate, post-judgment, bankruptcy, and mediation and arbitration proceedings.

ARTICLE 15	: LEGAL REQUIREMENTS AND PUBLICITY

15.1Disclosure Required by Law. Each of Seller and Purchaser agree to cooperate fully with the other in completing or filing any disclosure documents or in otherwise satisfying any disclosure requirements under applicable laws relating to the transactions contemplated by this Agreement (including, but not limited to, the Adamo Lease), including, but not limited to, the laws, rules and regulations of (or enforced or administered by) the U.S. Securities and Exchange Commission and the New York Stock Exchange (collectively, “Disclosure Laws”).

15.2Patriot Act. Each of Seller and Purchaser agree to cooperate fully with the other to provide to the other such information as may be reasonably requested to insure that this Agreement and all transactions contemplated by this Agreement will not violate Executive Order No. 13224 on Terrorist Financing (the “Executive Order”) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”). The non-compliance of Seller or

Purchaser (or such party's status or acts) with the Executive Order or the Patriot Act is a default under this Agreement.

15.3Publicity. Seller shall not issue any press release or provide any information relative to this Agreement or the transaction contemplated by this Agreement to any newspaper, magazine, radio or television station, internet based news provider or other organization, entity or individual providing news to the public (regardless of the media) without Purchaser's prior written consent.

15.4Survival. The obligations under this Article shall survive Closing.

ARTICLE 16	: ENVIRONMENTAL UNDERTAKING

16.1Background. Purchaser and Seller acknowledge that the Property contains certain petroleum impacted soils which pre-date the Existing Lease (the “Pre-Existing Petroleum Contamination”) in the general locations shown on Attachment #2 (the “Impacted Areas”). Seller has advised Purchaser that (i) it has taken certain remediation action as to the Pre-Existing Petroleum Contamination, including testing, monitoring, soil removal and the installation of a passive soil vent system, and (ii) the Pre-Existing Petroleum Contamination within the Impacted Areas has been approved for clean-up funding by the State of Florida, but due to a low priority score the availability of State clean-up funds is not anticipated in the near future.

16.2Remediation. If there is a future formal demand or request for the remediation of the Pre-Existing Petroleum Contamination by any governmental authority without the availability of sufficient funds from the State to accomplish the remediation, Seller will, within ten (10) days of notice from Purchaser elect (at Seller's option) either (i) to reimburse Purchaser for the reasonable costs incurred by Purchaser to complete the remediation or (ii) to himself complete the remediation. If Seller elects to reimburse Purchaser, Seller shall reimburse Purchaser for the reasonable remediation costs incurred within ten (10) days of receipt of any invoice therefor. If Seller elects to himself complete the remediation, Seller shall promptly commence and diligently pursue the completion of the remediation in accordance with all applicable laws, regulations and other governmental requirements and Purchaser and Seller shall enter into an access agreement (containing access rights, conditions, restrictions and an indemnity consistent with that in the Adamo Lease, pursuant to which Seller is conducting certain remediation work on the Adamo Property) allowing Seller to access the Property to complete the remediation.

16.3Survival. The obligations under this Article shall survive Closing.

The remainder of this Page has been intentionally left blank.

IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement, on the dates set out beneath their signatures, effective as of the Effective Date.

"SELLER"
/s/ Jeffrey I. Wooley
JEFFREY I. WOOLEY
Date Executed by Seller:
December 17, 2010

"PURCHASER"

ASBURY AUTOMOTIVE TAMPA, L.P.,
A Delaware limited partnership
By: ASBURY AUTOMOTIVE TAMPA GP L.L.C.,
a Delaware limited liability company
As its general partner

By:	/s/ Craig T. Monaghan
Name:	Craig T. Monaghan
Title:	Vice President

Date Executed by Purchaser:
December 17, 2010

EXHIBIT A

Legal Description
(Hillsborough Avenue)
PARCEL ONE:

Parcel I:

A tract in the Northeast 1/4 of Section 4, Township 29 South, Range 18 East, Hillsborough County, Florida, described as follows:

From a Point of Beginning which is the point of intersection of the North right-of-way line of West Crest Avenue and the Westerly right-of-way line of State Road No. 600, run North 89019'22" West along the North right-of-way line of West Crest Avenue a distance of 600.0 feet; run thence North 0°37'38" East a distance of 648.84 feet to a point on the Southerly right-of-way line of State Road No. 580; run thence Easterly, Southeasterly, and Southerly, along the Southerly right-of-way line of said State Road No. 580 and the Westerly right-of-way line of State Road No. 600 the following courses:

(a) Easterly along a curve to the left (radius 2914.79 feet) an arc distance of 91.87 feet (chord 91.87 feet, chord bearing South 88°34'11.5" East);
(b) South 86°00'41" East a distance of 198.76 feet;
(c) South 89°28'22" East a distance of 50.0 feet to a point of curvature;
(d) Southeasterly along a curve to the right (radius 180.0 feet) an arc distance of 251.54 feet (chord 231.56 feet, chord bearing South 49°26'21.5" East) to a point of tangency;
(e) South 9°24'21" East a distance of 471.28 feet;
(f) South 0°28'40" West distance of 23.80 feet to the Point of Beginning.

And

Parcel IV:

A tract in the Northeast 1/4 of Section 4, Township 29 South, Range 18 East, Hillsborough County, Florida, described as follows:

From the point of intersection of the North right-of-way line of West Crest Avenue and the Westerly right-of-way line of State Road No 600, run North 89°19'22" West along the North right-of-way line of West Crest Avenue a distance of 600.0 feet to a Point of Beginning.
From said Point of Beginning, run North 0°37'38" East a distance of 349.21 feet; run thence North 89°20'42" West a distance of 150.0 feet; run thence South 0°37'38" West a distance of 349.15 feet to a point on the North right-of-way line of West Crest Avenue; run thence South 89°19'22" East along said North right-of-way line a distance of 150.0 feet to the Point of Beginning.

And

Parcel VII:

A tract in the Northeast 1/4 of Section 4, Township 29 South, Range 18 East, Hillsborough County, Florida, described as follows: From the point of intersection of the North right-of-way line of West Crest Avenue and the Westerly right-of-way line of State Road No. 600, run North 89°19'22" West along the North right-of-way line of West Crest Avenue a distance of 750.0 feet and run North 00°37'38" East a distance of 349.15 feet to a Point of Beginning.

All being also described as follows:

A portion of the Northeast 1/4 of Section 4, Township 29 South, Range 18 East, Hillsborough County, Florida, being more particularly described as follows:

BEGIN at the intersection of the Northerly right-of-way line of West Crest Avenue and the Westerly right-of-way line of State Road No 600 (DALE MABRY HIGHWAY); thence N.89°19'22”W., 750.00 feet along said Northerly right-of-way line; thence N.00°37'38”E., 349.15 feet; thence N.00°32'15”E., 308.81 feet to the Southerly right-of-way line of State Road No. 580 (HILLSBOROUGH AVENUE) and the beginning of a non-tangent curve concave to the North, having a radius of 2914.79 feet; thence along said Southerly right-of-way line the following two curves and two courses: Southeasterly, 242.64 feet along said curve through a central angle of 04°46'11” (chord bears S.86°53'02”E., 242.57 feet); thence S.86°00'41”E., 198.76 feet; thence S.89°28'22”E., 50.00 feet to the beginning of a curve concave to the Southwest, having a radius of 180.00 feet; thence Southeasterly 251.54 feet along said curve through a central angle of 80°03'54” (chord bears S.49°26'21.5”E., 231.56 feet) to the said Westerly right-of-way line of State Road No. 600; thence feet along said Westerly right-of-way line the following two courses: S.09°24'21E., 471.28; thence S.00°28'40”W., 23.80 feet to the POINT OF BEGINNING.

PARCEL TWO

Parcel II:

Lots 1, 2 and 3 in Block 3 of Re-Plat of Drew Park Subdivision, according to the map or plat thereof recorded in Plat Book 29, Pages 70 to 95 inclusive of the Public Records of Hillsborough County, Florida.

And

Parcel V:

Lots 8, 9, 10, 25, 26, 27, 28 and 29 in Block 3 of a RE-PLAT OF DREW PARK SUBDIVISION, as per map or plat thereof recorded in Plat Book 29, Pages 70 to 95, inclusive, of the Public Records of Hillsborough County, Florida, LESS the North 5 feet of the West 55 feet of Lot 8 deeded to the City of Tampa in O.R. Book 1492, Page 732, of the Public Records of Hillsborough County, Florida.

And

Parcel VI:

Lots 11 and 12, Block 3, Re-Plat of Drew Park, according to the Plat thereof on file in the Office of the Clerk of the Circuit Court in and for Hillsborough County, Florida recorded in Plat Book 29, Pages 70 through 95, inclusive, said lands situate, lying and being in Hillsborough County, Florida.

All also being described as follows:

Lots 1, 2, 3, 8, 9, 10, 11, 12, 25, 26, 27, 28 and 29, Block 3, RE-PLAT OF DREW PARK SUBDIVISION, according to the plat thereof recorded in Plat Book 29, Pages 70 to 95, inclusive, of the Public Records of Hillsborough County, Florida, LESS the North 5 feet of the West 55 feet of Lot 8 deeded to the City of Tampa in Official Records Book 1492, Page 732, of the Public Records of Hillsborough County, Florida.

PARCEL THREE:

Parcel III:

Lot "F" of Block 2, of Re-Plat of Drew Park, as per map or plat thereof, as recorded in Plat Book 29, Pages 70 to 95, of the Public Records of Hillsborough County, Florida;

LESS AND EXCEPT:

A tract consisting of part of said Lot "F" described as follows: From the Southeast corner of said Lot "F" run North 89°57'35" West along the South boundary of said Lot "F", a distance of 484.0 feet to the Southwest corner of said Lot "F"; run thence North 0°02'35" West along the West boundary of said Lot "F" a distance of 99.10 feet; run thence North 14°10'45" East along the Northwesterly boundary of said Lot "F" a distance of 5.5 feet; run thence South 84°45'20" East a distance of 141.35 feet; run thence North 28°50'30" East a distance of 257.20 feet; run thence South 89°37'15" East a distance of 217.89 feet to a point on the East boundary of said Lot "F"; thence South along said East boundary of Lot "F" a distance of 315.7 feet to the Point of Beginning.

AND LESS AND EXCEPT:

The North 206.23 feet of the East 98.9 feet of Lot "F", Block 2, Re-Plat of Drew Park, according to the plat thereof on file in the Office of the Clerk of the Circuit Court, in and for Hillsborough County, Florida, recorded in Plat Book 29, Page 72, said lands situate lying and being in Hillsborough County, Florida.

Being also described as:

A portion of LOT "F", BLOCK 2, Re-Plat of Drew Park, as recorded in Plat Book 29, Pages 70 to 95, of the Public Records of Hillsborough County, Florida being mare particularly described as follows:

BEGIN at the Northwest corner of said LOT “F”, thence S.89°21'25”E., 278.07 feet along the Northerly boundary line of said LOT “F”, said line also being the Southerly right-of-way line of WEST CREST AVENUE to the boundary line of the property described in Official Records Book 9836, Page 1656; thence along said boundary line the following four courses: S.00°30'55”W., 206.26 feet; thence N.89°02'02”W., 118.75 feet; thence S.29°20'56”W., 257.00 feet; thence N.84°12'24”W., 141.38 feet to the Westerly boundary line of said LOT”F”, said line also being the Easterly right-of-way line of NORTH CORTEZ AVENUE; thence N.14°39'55”E., 431.16 feet along said Westerly lot line and said Easterly right-of-way line to the POINT OF BEGINNING.

EXHIBIT B

Permitted Title Exceptions

1.	General or special taxes and assessments required to be paid in the year 2011 and subsequent years.

2.
Easements for sanitary sewers and/or other utilities, as recited/shown on the Plat of Re-Plat of Drew Park recorded in Plat Book 29, Page(s) 70; as affected by Ordinance No. 3756-A, passed and ordained June 22, 1965 by the City Council of the City of Tampa, approved June 25, 1965, recorded July 19, 1965 in Official Records. Book 1478, Page 276. (As to Parcels II, III, V and VI)

3.
Reservations in favor of the United States of America contained in Quit Claim Deed from The United States of America to Joe L. Moore & Company, Inc., an Alabama corporation, dated April 7, 1949, filed April 8, 1949 in Deed Book 1519, Page 442; as affected by: Correctional Quitclaim Deed dated April 18, 1949, filed April 21, 1949 in Deed Book 1521, Page 284. (As to Parcels II, III, V and VI)

4.
Reservations in favor of the United States of America contained in Quit Claim Deed from United States of America to G. L. Reeves, Mrs. John B. Sutton, Henry C. Tillman and W. Frank Hobbs, dated March 9, 1950, filed March 15, 1950 in Deed Book 1565, Page 162. (As to Parcels I and IV)

5.
Covenants, conditions and restrictions contained in the Restriction Agreement by Joe L. Moore & Company, Incorporated, dated April 25, 1949, filed April 25, 1949 in Deed Book 1521, Page 510, but deleting any covenant, condition or restriction indicating a preference, limitation or discrimination based on race, color, religion, sex, handicap, familial status, or national origin to the extent such covenants, conditions or restrictions violate 42 USC 3604(c). (As to Parcels II, III, V and VI)

6.
Terms, covenants, conditions, rights, duties, obligations and easements contained in the Agreement between City of Tampa, a Florida municipal corporation and Joe L. Moore & Company, Inc., an Alabama corporation, dated September 14, 1949, filed December 30, 1949 in Deed Book 1553, Page 325; as affected by Quit Claim Deed dated December 29, 1949, filed January 5, 1950 in Deed Book 1555, Page 353. (As to Parcels II, III, V and VI)

7.	Hold Harmless Agreements recorded in Official Records Book 6894, Page 453 and Official Records Book 8221, Page 1494. (As to Parcels I and IV)

8.	Easement granted to Tampa Electric Company, a Florida corporation, from Jeffrey L. Wooley, dated February 9, 1995, recorded March 3, 1995 in Official Records Book 7684, Page 1570. (As to Parcel I)

9.	City of Tampa Resolution No. 2002-1001 recorded in Official Records Book 11938, Page 659.

10.	Hold Harmless Agreement recorded in Official Records Book 12823, Page 1694. (As to Parcel VII)

11.	Easement granted to Tampa Electric Company recorded in Official Records Book 13388, Page

707. (As to Parcel I)

12.	Hold Harmless Agreement recorded in Official Records Book 13632, Page 1377. (As to Parcel I)

13.	Matters reflected on the Survey prepared by Scott R. Fuller, Fl. Reg. Land Surveyor No. 5185, of Landmark Engineering & Surveying Corporation, dated 10/11/10.

14.
Unrecorded 3M Media Lease Renewal Agreement between Margol Properties, as Landlord, and National Advertising Company, d/b/a 3M Media, dated the 13th day of February 1996 relating to an existing billboard on Parcel VII.

NOTE: All recording references in this commitment/policy shall refer to the Public Records of Hillsborough County, unless otherwise noted.

EXHIBIT C

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made and effective as of the ____ day of ____________, 2010 (the “Effective Date”), by and between ______________________________, (“Lessor”), and JEFFREY I. WOOLEY (“Lessee”).

WITNESSETH:

1.    Leased Premises. Lessor hereby demises and leases to Lessee and Lessee hereby accepts from Lessor that certain office space located within the Courtesy Nissan building (the “Building”) located on the property (the “Property”) at 3800 West Hillsborough Ave, Tampa, Florida as further described in the sketch attached hereto as Schedule A (the “Leased Premises”). The Leased Premises consists of an existing single office, together with an adjoining area for an executive assistant, as show on Schedule A. In addition to the Leased Premises, Lessee has certain appurtenant access, parking and use rights but only to the extent expressly set out in this Lease. Lessee hereby accepts the Leased Premises in the condition they are in at the beginning of this Lease, subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of the Leased Premises and any covenants or restrictions of records, and agrees to maintain said Leased Premises in the same condition, order and repair as they are at the commencement of this Lease, excepting reasonable wear and tear arising from the use thereof under this Lease. Lessee acknowledges that Lessor has made no representation nor given any warranty, as to the present condition of the Leased Premises or of the improvements located thereon or appurtenants thereto.

2.    Term.

(a)    Commencement. This Lease is for a ten (10) year term (the “Term”) commencing on the Effective Date, and ending at 5:00 p.m. on the tenth (10th) anniversary of the Effective Date, unless the Lease is sooner terminated or the expiration date of the Term is accelerated as provided for in this Lease; provided that the Term shall automatically expire upon (i) the death of Lessee; or (ii) Lessee's failure to utilize the Leased Premises for one hundred eighty (180) consecutive days, unless during the 180-day period Lessee provides written notice to Lessee that it intends to utilize the Leased Premises at some point in the future.

(b)    Surrender at End of Term; Waiver. Lessee shall immediately surrender possession of the Leased Premises at the expiration of the Term, or upon its sooner termination. Lessee shall remove all of Lessee's property and leave the Leased Premises broom clean, free of debris and in good order and condition. In addition, Lessee shall deliver to Lessor all keys, access cards or other entry devices for the Leased Premises or Building. Any property of Lessee remaining in the Leased Premises or elsewhere on the Property at the expiration of the Term or sooner termination of this Lease shall be deemed abandoned by Lessee and may be disposed of as Lessor deems appropriate without any liability or accounting to Lessee.

(c)    Holding Over. Lessee shall not remain in possession of the Leased Premises after the expiration of the Term or sooner termination of this Lease without the express written consent of Lessor (a “Holdover”). During any Holdover Lessee shall remain bound by and subject to all the terms of this Lease, but Lessor shall not be required to provide any utilities or services under Section 4. During the period of any Holdover, Lessee shall be liable to Lessor for holdover rent determined on a per diem basis for each day of the Holdover. The daily Holdover rent shall be an amount equal to $250 multiplied by a fraction the numerator of which is the CPI Index (CPI-U, U.S. City Average, or equivalent successor index) for the month two months prior to the month in which the Holdover commences and the denominator of which is the corresponding CPI

Index for September 2010.

3.    Rent. This Lease is being entered into as part of a larger transaction contemplated pursuant to an Agreement of Purchase and Sale dated {**________________}, 2010 between Lessor, as Purchaser and Lessee, as Seller (the “Purchase Contract”). The Closing under the Purchase Contract corresponds to the Effective Date of this Lease. This Lease constitutes a portion of the consideration under the Purchase Contract, accordingly, no rent or other payments for real estate taxes, insurance, operating costs or utilities is due or payable, monetary or otherwise, except as otherwise expressly provided for in this Lease. If it is determined that any sales taxes are due in connection with this Lease, Lessee shall be responsible for the timely payment of the sales taxes, together with any penalties and interest for the late payment thereof.

4.    Utilities and Services. All utilities and services, if utilized by Lessee during the Term, shall be paid for by Lessor directly to such applicable vendor, including, but not limited to, gas, heat, electric, sewer, lighting, window cleaning, cable, high speed internet, janitorial expenses and trash disposal. Lessor shall not be liable if the furnishing by any supplier of any utility or other service to the Leased Premises shall be interrupted or impaired for any reason. Lessor has no obligation to provide any utilities or services other than those which are currently provided to the Leased Premises and reserves the unrestricted right to change providers at any time and from time to time.

5.    Use Clause. Lessee shall use the Leased Premises for general office purposes for Lessee's own personal use only. Lessee shall not use the Leased Premises for any illegal or improper purpose which shall constitute a nuisance nor do or suffer anything to be done in or about the Leased Premises which will violate any laws, rules, regulations or ordinances, or increase the rate of fire or other insurance or jeopardize the coverage of the same. Lessee accepts the Leased Premises in their “As-Is”, “Where Is” state and condition.

6.    Lessee's Obligations. Lessee shall:

(a)    Use the Leased Premises only for personal office use.

(b)    Use in a reasonable and non-excessive manner, all electrical, plumbing, sanitary, heating, ventilating, air conditioning and other facilities and appliances in or on the Leased Premises.

(c)    Not permit any Lessee Invitee (as defined in Section 9) to destroy, damage, impair or remove any part of the structure of the Leased Premises or Building, nor shall Lessee do any such thing.

(d)    Not cause liens of any kind (whether for materials, wages, labor or services) to be placed against the Leased Premises or Property. If any such liens are filed, with or without Lessee's knowledge, Lessee shall immediately, at Lessee's sole cost and expense, take whatever action is necessary to cause such liens to be satisfied and discharged within ten (10) days of a demand from Lessor. Lessor's interest in the Property is not subject to liens for improvements made for, by or on behalf of Lessee.

(e)    Not use the Leased Premises for the production, sale or storage of any toxic or hazardous chemicals, wastes, materials or substances, or any pollutants or contaminants, as those terms are defined in any applicable federal, state, local or other governmental law, statute, ordinance, code, rule or regulation relating to protection of the environment (“Hazardous Substances”), not use any Hazardous Substance in the Leased Premises, and not permit any Hazardous Substance to be disposed of from, in or on the Leased Premises. Lessor shall have the right to enter the Leased Premises to inspect the same for compliance with the provisions of this Section. Lessee agrees to indemnify Lessor and its partners against, and to hold Lessor and its partners harmless from, any and all claims, demands, judgments, fines, penalties, costs, damages and expenses resulting from any violation by Lessee of this Section or of any laws, statutes, ordinances, codes, policies, orders, rules and regulations regulation or imposing standards or requirements in connection with Hazardous Substances (“Environmental Regulations”), including court costs and attorneys' fees in any suit, action, administrative proceeding or negotiations resulting therefrom, and including costs of remediation, clean-up and detoxification of the Leased Premises and the environment. Lessee's obligations and liabilities under this Section shall survive the expiration or termination of this Lease.

(f)    Not use the Leased Premises in any manner, or engage in any activities on the Property that would interfere with the operation of the businesses being operated on the Property by Lessor or any subtenant of Lessor.

7.    Maintenance and Repairs. Lessor shall be responsible for all maintenance, repair and replacement of the Building in which the Leased Premises are located, including roofs, floor slabs, painting, sprinkler systems (including monitoring costs) and any other structural and non-structural maintenance, repairs and replacements, but not finish items such as carpeting and painting. The heating and air conditioning equipment serving the Leased Premises shall at all times be kept in good order, condition and repair by Lessor. Lessor's obligation to maintain and repair hereunder shall not include any of Lessee's personal property, such as computers, fax machines, copiers, refrigerators, etc.

8.    Alterations; Addition.

(a)    Lessee shall not make any alterations, additions or improvements to the Leased Premises (or elsewhere within the Property) without the prior written consent of Lessor, which Lessor may withhold in its sole and absolute discretion. All such work shall be carried on in compliance with all governmental orders, regulations and permits.

(b)    Unless otherwise agreed to in writing, all alterations, additions or improvements constituting a material part of the structure of the Leased Premises shall become the property of Lessor at the end of the Term and shall remain in and be surrendered with the Leased Premises upon expiration or termination of this Lease. Lessee may remove any other alterations, additions, improvements, appliances or equipment installed by Lessee which can be removed without substantial damage to the Leased Premises. Lessor may condition any alteration, addition or improvements upon Lessee's agreement to remove it or to allow it to remain upon the expiration or earlier termination of this Lease. Lessee shall repair all damage resulting from the removal of any of the foregoing items and make proper restoration of the Leased Premises, to Lessor's reasonable satisfaction (which obligation shall survive the expiration or earlier termination of this Lease).

9.    Access; Parking.

(a) Lessee's Access. Lessee, its agents, employees, invitees, and guests, shall have uninterrupted and unimpeded access to the Leased Premises and reasonable ingress and egress to common and public areas of the Building twenty-four hours a day, seven days a week; provided, however, Lessor, by reasonable regulation imposed upon the Building operations, may (i) limit access to certain areas to employees and/or business customers only (and thereby exclude Lessee therefrom), and (ii) limit and control such access for the comfort, convenience, safety and protection of tenants, agents, employees, invitees, and guests in the Building, or as needed for making repairs and alterations or for security purposes (“Access Regulations”). Lessee shall be responsible for providing access to the Leased Premises to its agents, employees, invitees and guests (“Lessee's Invitees”) after business hours and on weekends and holidays, but in no event shall Lessee's use of and access to the Leased Premises during non-business hours compromise the security of the Building. Lessee will comply with and cause Lessee's Invitees to comply with the Access Regulations.

(b) Lessor's Access. Lessor shall have the right, at all reasonable times and upon reasonable oral notice, either itself or through its authorized agents, to enter the Leased Premises (i) to make repairs, alterations or changes as Lessor deems necessary, (ii) to inspect the Leased Premises, (iii) to confirm compliance with this Lease, (iv) to exercise rights or remedies hereunder, and (v) to show the Leased Premises to prospective mortgagees and purchasers, all in a manner reasonably intended to minimize disturbance of Lessee's business.

(c) Parking. During the term of this Lease, Lessee shall have the exclusive use of at least one (1) designated parking space in the parking area supporting the Building (the “Reserved Space”). The Reserved Space may be relocated from time to time by Lessor, but shall at all time be among the most conveniently located parking spaces available. In addition, Lessee shall have the non-exclusive use (for Lessee's Invitees while visiting Lessee) in common with Lessor, other tenants of the Building, their guests, agents, employees, invitees and guests on a space available basis, of the non-reserved common automobile parking areas, driveways, and walkways of the Building, subject to rules and regulations for the use thereof as prescribed from time to time by Lessor (“Parking Regulations”). The Reserved Space will be designated as “reserved” but Lessor shall have no obligation to police the usage of the Reserved Space. Lessee acknowledges that Lessor has no obligation to provide security or a parking lot attendant and Lessor shall have no liability on account of any loss or damage to any vehicle or the contents thereof, or any personal injury, property damage or other tort liability suffered by Lessee or any Leseee Invitee, and Lessee hereby agrees to bear the risk of loss for same. If and when so requested by Lessor, Lessee shall furnish Lessor with the license numbers and descriptions of any vehicles of Lessee's Invitees. Lessor reserves the right to designate and change from time to time the parking spaces to be utilized by Lessee's Invitees.

10.    Insurance and Indemnification.

(a)    Lessee's Insurance.

(1)    Personal Property. Lessee shall be responsible to provide insurance coverage on Lessee's personal property in and about the Leased Premises. In no event shall Lessor have any liability to Lessee for any loss of or damage to Lessee's personal property, including, but not limited to damage by fire, theft, leaking water, water sprinkler discharge or otherwise.

(2)    Comprehensive General Liability Insurance. Lessee shall maintain comprehensive general liability insurance covering all occurrences within the Leased Premises or involving Lessee or Lessee's Invitees occurring anywhere on the Property during the Term (and during any Holdover) with limits of coverage of not less than One Million Dollars ($1,000,000), combined single limit, per occurrence, with a deductible (or self insured amount) not to exceed a total of $20,000.

(3)    Lessor as Additional Insured. Lessor (and such other parties as may be designated by Lessor) shall be named as an additional insured under Lessee's comprehensive general liability insurance policy. Prior to commencement of the Term or immediately thereafter, Lessee shall provide evidence of such coverage and, at least thirty (30) days prior to the expiration of such coverage (and within ten days of a written request by Lessor), evidence of the renewal thereof, all of which evidence shall be reasonably satisfactory to Lessor. Such insurance shall also contain a provision that the same may not be cancelled without thirty (30) days prior written notice to Lessor by certified or registered mail.

(b)    Lessee's Indemnity and Repairs. Lessee will indemnify, defend, protect and hold Lessor and Lessor's subtenants and their respective agents, employees and invitees harmless from and against any and all demands, claims, proceedings, actions or causes of action, losses, damages, liabilities, costs or expenses

(including attorneys fees and costs) arising from or occasioned by (i) Lessee's use or occupancy of the Leased Premises; (ii) any occurrence on the Leased Premises or any occurrence involving Lessee's Invitees anywhere on the Property; (iii) any act, omission, or negligence of Lessee or Lessee Invitees; or (iv) any violation of this Lease or failure to comply with any of its terms by Lessee (including, without limitation, a violation of the Access Regulations or Parking Regulations). Without intending to limit the general nature of the foregoing, Lessee will promptly repair to Lessor's reasonable satisfaction (or as to repairs outside the Leased Premises reimburse Lessor for the reasonable cost of any repairs made by Lesssor of) any damage caused by Leseee or any Lessee Invitee. This Section will survive the termination of this Lease and the expiration of the Term of this Lease.

11.    Fire or Other Hazard; Condemnation.

(a)    Partial Damage. If the Leased Premises shall be partially damaged by fire or other hazard but not to such extent as to render the Leased Premises wholly untenantable, repairs shall be made by Lessor as soon as reasonably may be done. In the event that the Leased Premises have not been substantially repaired within twenty (20) days after the occurrence of such fire or other hazard, Lessee may, upon written notice to Lessor, terminate this Lease by written notice to Lessor and thereby both Lessor and Lessee shall be relieved of all obligations hereunder, except those that expressly survive a termination of this Lease.

(b)    Material Damage. In the event the Building is damage by fire or other hazard such that Lessor (in its sole discretion) elects, at any time after the occurrence of such fire or other hazard to not substantially repair the Building to its condition prior to the casualty, Lessor shall have the right to terminate this Lease by written notice to Lessee and thereby both Lessor and Lessee shall be relieved of all obligations hereunder, except those that expressly survive a termination of this Lease.

(c)    Notice to Lessor. Lessee shall notify Lessor of any damage to the Leased Premises by fire or other hazard and also of any dangerous or defective conditions within the Leased Premises promptly upon the occurrence of such fire or other hazard or discovery of such condition.

(d)    No Liability. In no event in the case of any such destruction shall Lessor be required to repair or replace Lessee's stock in trade, leasehold improvements or other personal property of Lessee.

(e)    Taking. In the event that all or a part of the Leased Premises shall be taken by eminent domain or conveyed to the condemning authority in lieu of a condemnation (a “taking”) which affects the purpose for which the Leased Premises were leased or which materially prevents Lessee from the enjoyment of its rights under this Lease, Lessor or Lessee may terminate this Lease.

(f)    Taking Waiver. Lessee waives all claims against Lessor by reason of the complete or partial taking of the Leased Premises and hereby relinquishes and assigns unto Lessor any rights and damages to which Lessee might otherwise be entitled for condemnation of the leasehold estate created by this Lease; provided, however, that Lessee shall nevertheless be entitled to make any claims which Lessee may have against the condemning authority for relocation damages, damages for Lessee personal property and any other payments lawfully due (except as assigned to Lessor above). It is the parties intent that all condemnation awards and claims relating to the real estate on which the Leased Premises are located shall belong solely to Lessor and Lessee shall have no claim to any interest therein, including, but not limited to, any claim for any leasehold interest or easement rights.

(g)    Replacement Premises. If this Lease is terminated by Lessor under this Section, Lessor shall provide to Lessee, at Lessee's option (with the election by Lessee to be made within ten days of a request by

Lessor), either the Replacement Rent provided for in Section 14 or the Relocated Premises as provided for in Section 28 (which may or may not be part of a relocation of Lessor's offices).

12.    Assignment; Subletting. This Lease is personal to Lessee and Lessee shall not transfer, assign or encumber this Lease, sublet or rent the Leased Premises or any part thereof, nor transfer any right to possession or occupancy thereof to any person, corporation, partnership or association, nor advertise the same in any newspaper or other place.

13.    Default. Any one (1) or more of the following shall constitute an “Event of Default” under this Lease:

(a)     Failure by either party to perform or observe any term, covenant or condition contained in this Lease or any Access Regulation or Parking Regulation (a “Breach”), which Breach shall continue for a period of fifteen (15) days after written notice received thereof; provided, however, that if such obligation is of such nature that more than fifteen (15) days are required for its performance then such party shall not be deemed to be in default hereunder if it commences performance within such fifteen (15) day period and thereafter proceeds diligently to prosecute the same to completion;

(b)     An assignment by a party for the benefit of creditors or the appointment of a receiver for legal proceedings or otherwise;

(c)     Any Breach by Lessee if prior written notice of the same Breach (i.e., a prior and separate failure to comply with the same term, covenant, condition, Access Regulation or Parking Regulation) was given to Lessee by Lessor twice during the prior six (6) month period;

(d)     The institution of bankruptcy proceedings by a party, or institution of bankruptcy proceedings against a party, which are not withdrawn or dismissed within sixty (60) days after the institution of such proceedings: or

(e)     Any default by the Seller under the Purchase Contract beyond any applicable notice and cure period provided for therein.

14.    Termination Arising from Default; Lessee Remedy. In the event that a party commits, or allows an Event of Default (as set forth in Section 13 above) to occur, the non-defaulting party may (without any further notice or cure or grace period) serve written notice on the other party as to the effective date of termination of this Lease. In such event, the defaulting party shall have no right to avoid such termination by the performance of any condition, term or covenant broken. A termination of this Lease under the foregoing provision shall not be deemed a waiver of any other rights or remedies available hereunder, at law or in equity, nor shall such termination relieve the other party of its liability for any actual damages or losses suffered by reason of such default. Upon the termination of this Lease by Lessee as a result of the occurrence of an Event of Default by Lessor beyond all applicable cure periods, Lessee's right of termination hereunder shall include the right to enter into a replacement lease with a third party for a term equal to or less than the remainder of the Term and for space that is approximately the same size and dimensions as the Demised Premises, with all reasonable rent, operating expenses, utility costs and other standard rental obligations of the replacement lease (“Replacement Rent”) being subject to full reimbursement by Lessor (it being understood that all monetary provisions of the Replacement Lease shall be consistent with the then prevailing market rates); provided, however, that in no event shall the Replacement Rent to be paid by Lessor exceed what would have been the fair market rent for the Leased Premises for the shorter of (i) the term of the replacement lease and (ii) the remainder of the Term of this Lease. Lessor shall have thirty (30) days (upon

Lessor's receipt of a detailed invoice from Lessee) to reimburse Lessee for all reasonable Replacement Rent under the Replacement Lease. Other than for the Replacement Rent, Lessor shall have absolutely no liability or obligations under, for or in connection with the replacement lease.

15.    Limitation of Liability. EXCEPT AS PROVIDED FOR IN SECTION 14 ABOVE AND IN THE INDEMNIFICATIONS (AND RELATED OBLIGATIONS) SET OUT IN SECTIONS 6 AND 10, NEITHER PARTY SHALL BE LIABLE UNDER THIS LEASE FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT OR SPECIAL, LOSSES, DAMAGES OR EXPENSES. IN ADDITION, LESSOR SHALL HAVE NO PERSONAL LIABILITY HEREUNDER; ANY CLAIM BY LESSEE SHALL BE LIMITED TO LESSOR'S INTEREST IN THE PROPERTY.

16.    Prevailing Party; Attorneys' Fees and Legal Costs. Where litigation is instituted as between Lessor and Lessee for any cause arising under or related to this Lease, the prevailing party in such litigation shall be entitled to recover in addition to all other legal damages, the reasonable expenses of such litigation including attorneys' fees and other legal costs.

17.    Quiet Enjoyment. Lessor represents and warrants that it is the true and lawful owner of the Leased Premises and is lawfully empowered to enter into this Lease, and that so long as Lessee shall timely and fully perform all of Lessee's covenants and obligations hereunder, Lessee shall have and enjoy quiet enjoyment and peaceable possession of the Leased Premises, subject, however, to all the terms, covenants and conditions of this Lease.

18.    Waiver of Non-Performance. Failure by Lessor or Lessee to exercise any of their respective rights hereunder upon non-performance by the other party of any condition, covenant or provision herein contained shall not be construed as a waiver thereof, nor shall the defective performance or waiver of non-performance of any such condition, covenant or provision by the other party be construed as a waiver of the rights of the non-defaulting party as to any subsequent defective performance or non-performance hereunder.

19.    Entire Contract. This Lease constitutes the entire contract between the parties hereto and there are no understandings, promises, representations or warranties, oral, written or otherwise, relating to the subject matter of this Lease, which exist or bind any of the parties hereto, their respective heirs, executors, administrators, successors or assigns, except as set forth herein. All prior agreements and understandings relative to Lessee's use of the Leased Premises or any other part of the Property are superseded by this Lease and of no further force or effect. No amendment, change or addition to this Lease shall be binding upon Lessor or Lessee unless reduced to writing and signed by both parties. No waiver of any of the terms, covenants or conditions of this Lease shall be enforceable unless reduced to writing and signed by the party granting the waiver.

20.    Applicable Law. It is mutually understood and agreed that this Lease shall be interpreted in accordance with the laws of the State of Florida and that no presumption shall be deemed to exist in favor of or against either party hereto as a result of the preparation or negotiation of the same.

21.    Severability. If any provision of this Lease is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Lease will remain in full force and effect. Any provision of this Lease held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
22.    Notices. All notices, consents, waivers and other communications required or permitted by this Lease shall be in writing and shall be deemed given to a party when: (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested or by nationally recognized overnight courier service, in each case to the following addresses (except that hand deliveries need not be made to the following addresses if delivered directly to the individual named below) or facsimile numbers and marked to the attention of the person designated below (or to such other address, facsimile number, or person as a party may designate by notice to the other party):
LESSOR:

Asbury Automotive Tampa, L.P.
2905 Premiere Parkway, NW, Suite 300
Duluth, GA 30097
Attention:    George Karolis
Telephone:    (770) 418-8200
E-Mail:    gkarolis@asburyauto.com
Facsimile:    (678) 550-9054

With a simultaneous copy to:

Asbury Automotive Group, Inc.
2905 Premiere Parkway, NW, Suite 300
Duluth, GA 30097
Attention:    Elizabeth B. Chandler
Vice President & General Counsel
Telephone:    (770) 418-8200
E-Mail:    echandler@asburyauto.com
Facsimile:    (678) 550-9054

LESSEE:

Jeffrey I. Wooley
3800 W. Hillsborough Avenue
Tampa, FL 33614
 Telephone:    (813) 865-8000
E-Mail::    aireverett@aol.com
Cell Phone:     (813) 240-4064
Facsimile:    (813) 874-2338

23.    Terminology. All words herein referring to Lessor or Lessee shall be taken to be such gender and number as the circumstances may require.

24.    Construction. The headings of sections within this Lease are provided for convenience only and will not affect its construction or interpretation. All references to sections refer to the corresponding sections of this Lease, unless otherwise expressly indicated.

25.    Counterparts. This Lease may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one (1) and the same instrument.

26.    Termination.     Lessee shall have the right to terminate this Lease for cause or no cause whatsoever at any time upon thirty (30) days prior written notice delivered to Lessor in accordance with Section 22 herein. Should Lessee exercise such termination right, it shall remain liable and responsible for the payment of any outstanding liabilities and/or fees incurred pursuant to the terms of this Lease prior to the termination date as well as any obligations that survive a termination of this Lease.

27.    Recordation. This Lease shall not be recorded by Lessee. Any recordation of this Lease by Lessee shall constitute a default hereunder, giving Lessor an immediate right to terminate this Lease.

28.    Relocation. Lessor expressly reserves the right, at Lessor's sole cost and expense, to relocate the Leased Premises to other space ("Relocated Premises") within the Building (or, in the event Lessor transfers all or substantially all of its offices from the Building to another location within a fifty (50) mile radius of the Building (“Replacement Administrative Offices”), within such Replacement Administrative Offices) that consists of approximately the same dimensions and size as the Leased Premises. The right granted to Lessor in this Section 28 shall be conditioned on Lessee not suffering any restriction of access or enjoyment of use between the transfer from the Leased Premises to the Relocated Premises, other than is reasonably necessary in connection with the move from the Building to the Replacement Administrative Offices. The reasonable cost of moving Lessee's personal property to, and the decoration and preparation of, the Relocated Premises shall be at Lessor's sole expense. Lessor shall have the right, in Lessor's sole discretion, to use any decorations and materials from the Leased Premises, or other materials, so that the Relocated Premises shall be comparable in its interior design and decoration to the Leased Premises. In the event Lessee is transferred to a Relocated Premises, all terms and conditions of this Lease shall remain unchanged, including Lessee's monetary obligations hereunder. In connection with any improvements or renovations to or replacement of the Building, the Leased Premises may be temporarily relocated to the Relocated Premises and then relocated back, both such relocations being pursuant to the terms of this Section.

29.    Early Expiration. Notwithstanding anything else in this Lease, if (i) the Property is sold by Lessor to an unaffiliated third party and not leased-back by Lessor (or an affiliate) such that Lessor (or an affiliate) no longer operates the Property or (ii) the business operated at the Property by Lessor (or its affiliate) is closed and no substitute business is operated which houses Replacement Administrative Offices, as contemplated by Section 28 above), Lessor may, by written notice to Lessee, terminate this Lease. If this Lease is terminated by Lessor under this Section, Lessor shall provide to Lessee, at Lessee's option (with the election by Lessee to be made within ten days of a request from Lessor), either the Replacement Rent provided for in Section 14 or the Relocated Premises as provided for in Section 28 (which may or may not be part of a relocation of Lessor's offices).

30.    Subordination. This Lease and the rights of Lessee under this Lease are and shall be in all respects subject and subordinate to the lien of any mortgage now or in the future encumbering the Property. This subordination shall be automatic upon the filing of a mortgage encumbering the Property and no additional document of subordination shall be required.

31.    Radon Gas Disclosure. Florida Statute 404.056(5) requires the following disclosure statement:

"RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department."

IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease as of the date first written above.

WITNESSES:	LESSOR:

Print Name:

By:
Print Name:	Print Name:
Title:

WITNESSES:	LESSEE:

Print Name:	JEFFREY I. WOOLEY

Print Name:

SCHEDULE A

(SKETCH OF LEASED PREMISES)

Attachment #1

A copy of the Disclosure Letter follows this Page.

Attachment #2

A site plan showing the Impacted Areas follows this Page.